DESCRIPTION:  EMPLOYMENT AGREEMENT - LING


                            EMPLOYMENT AGREEMENT

  This Employment Agreement is made on this 1st day of May 1999, between 1st Internet Group, Inc. ("Employer"), whose principal place of business at 5883 Lake Worth Road, Lake Worth, Florida 33463, and P. Jason Ling ("Employee").

  WHEREAS, Employer is actively engaged in the business of a securities brokerage firm; a insurance firm; and an accounting firm; and,

  WHEREAS, Employer wishes to employ Employee and Employee wishes to be employed pursuant to the terms of this Employment Agreement.

  NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Employment Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

                                   Article 1
                             Employment of Employee

  Employer agrees to employ Employee, and Employee accepts employment with Employer, on and subject to the terms and conditions set forth in this Employment Agreement.

                                    Article 2
                               Duties of Employee

  Section 2.1. POSITION AND DUTIES. Employer agrees to employ Employee to act as Chief Financial Officer for Employer. Employee shall be responsible for performing the following duties: executive management, overseeing business development, and compliance and financial reporting. Employer reserves the right from time to time to change the nature of Employee's duties and job title; provided, however, Employee's duties and job title shall always be of an executive nature.

  Section 2.2. TIME DEVOTED TO WORK. Employee is employed on a part-time basis and may be engaged in any other business activities.

                                    Article 3
                              Place of Employment

  Section 3.1. PLACE OF EMPLOYMENT. Employee shall be based at Employer's principal office at 5883 Lake Worth Road, Lake Worth, FL 33463 and shall not be required to travel away from that office on business more than thirty (30) days during a calendar year. Employer agrees that during the term of this Employment Agreement it shall not assign Employee to work at any location which is more than 100 miles from said principal office without Employee's consent.

  Section 3.2. MOVING EXPENSES. If Employer relocates its principal office more than 100 miles from its current principal office, or requests that Employee relocate to one of its offices which is more than 100 miles from its current principal office, and Employee consents to relocate to that new location, Employer shall promptly pay or reimburse Employee for all reasonable moving expenses incurred by Employee in connection with the relocation plus an amount to reimburse Employee for any federal and state income taxes that it has to pay on amounts reimbursed. Employer also shall indemnify Employee against any loss incurred in connection with the sale of Employee's principal residence. The amount of any loss shall be determined by taking the difference between the average of two appraisal prices set by two independent appraisers agreed to by Employer and Employee and the actual sales price of Employee's principal residence.

                                Article 4
                        Compensation of Employee

  Section 4.1. BASE SALARY. For all services rendered by Employee under this Employment Agreement, Employer agrees to pay Employee an annual base salary of $60,000, which shall be payable to Employee in such installments, but not less frequently than bi-monthly, as are consistent with Employee's practice for its other Employees. Employee's base salary shall be reviewed at least once a year by Employer and shall be increased at a minimum by the percentage increase in the Consumer Price Index for the previous year.

  Section 4.2. REIMBURSEMENT FOR BUSINESS EXPENSES. Employer shall promptly pay or reimburse Employee for all reasonable business expenses incurred by Employee in performing Employee's duties and obligations under this Employment Agreement, but only if Employee properly accounts for expenses in Accordance with Employer's policies.

                                  Article 5
                       Vacations and Other Paid Absences

  Section 5.1. VACATION DAYS. Employee shall be entitled to two (2) weeks paid vacation days each calendar year during the term of this Employment Agreement.

  Section 5.2. HOLIDAYS. Employee shall be entitled to the same paid holidays as authorized by Employer for its other Employees.

  Section 5.3. SICK DAYS AND PERSONAL ABSENCE DAYS. Employee shall be entitled to the same number of paid sick days and personal absence days authorized by Employer for its other Employees.

                                 Article 6
                           Termination of Employment

  Section 6.1. TERM OF EMPLOYMENT. Employee's employment shall commence on the date of execution by Employer and shall continue for one (1) year ("end-of-employment date"), unless extended or terminated sooner, as provided by this article of the Employment Agreement.

  Section 6.2. EXTENSION OF EMPLOYMENT. On the end-of-employment date and every year thereafter, Employee's employment with Employer automatically shall be extended for an additional one (1) year unless, at least ninety (90) days prior to the end-of-employment date, or successive three (1) year anniversary thereof, Employer or Employee delivers to the other a written notice that Employee's employment with Employer is not to be extended.

  Section 6.3. TERMINATION AT EMPLOYEE'S DEATH. Employee's employment with Employer shall terminate at Employee's death.

  Section 6.4. TERMINATION BY EMPLOYEE. Employee may, but is not obligated to, terminate this employment Agreement at any time under the following circumstances:

  (a) Employee's health becomes so impaired that continued performance of Employee's duties under this Employment Agreement would be hazardous to Employee's physical or mental health.

  (b) There is a change in control of Employer. There is a change in control of Employer if someone other than a current owner of Employer becomes the beneficial owner of 20 percent or more of the voting power of Employer.

  (c) Employee is assigned duties that are significantly different than those described in this Employment Agreement, or duties assigned Employee by this Employment Agreement are eliminated or transferred to someone else.

  (d) Employee is removed from any of the positions described in Section
  2.1 of this Employment Agreement (other than by Employer for cause).

  (e) Employee's fringe benefits or other compensation are materially reduced.

  (f) Employer requires Employee to travel more frequently than contemplated by this Employment Agreement.

  (g) Employer fails to have a successor assume this Employment Agreement.

  (h) Employer becomes insolvent or files a bankruptcy petition.

  Section 6.5.  TERMINATION BY EMPLOYER.

   (a) TERMINATION FOR CAUSE. Employer may terminate Employee's employment for cause.

   (b) "CAUSE" DEFINED. Employer shall have cause to terminate Employee's employment if Employee fails to substantially perform any duties required by this Employment Agreement (unless Employee's failure is due to a physical or mental incapacity), Employee is grossly negligent in the performance of required duties, Employee engages in conduct that damages Employer, Employee is convicted of a felonious act of moral turpitude, or Employee discloses material confidential information in violation of Article 7 of this Employment Agreement. Employer shall have cause to terminate Employee's employment should Employee's performance, attitude, or work habits become unreasonable.

  Section 6.6. NOTICE OF TERMINATION. Any termination of Employee's employment by Employer or Employee must be communicated to the other party by a written notice of termination. The notice must specify the provision of this employment Agreement authorizing the termination and must set forth in reasonable details the facts and circumstances providing the basis for termination of Employee's employment.

  Section 6.7. DATE TERMINATION IS EFFECTIVE. If Employee's employment terminates because this Employment Agreement expires, then Employee's employment will be considered to have terminated on that expiration date. If Employee's employment terminates because of Employee's death, then Employee's employment will be considered to have terminated on the date of Employee's death. If Employee's employment is terminated by Employee, then Employee's employment will be considered to have terminated on the date that notice of termination is given. If Employee's employment is terminated by Employer for cause, then Employee's employment will be considered to have terminated on the date specified by the notice of termination. If, within thirty (30) days after a notice of termination is given, the party receiving the notice notifies the other party that there is a dispute concerning the termination, then Employee's employment will not be considered to have terminated, and Employer shall continue to compensate Employee pursuant to this Employment Agreement, until the dispute is ended by a written agreement between the parties or a final judgment, order, or decree of a court of competent jurisdiction. A judgment, order, or decree of a court of competent jurisdiction will be considered final only if the time for appealing the decision has expired and no notice of appeal has been filed.

                              Article 7
                      Confidential Information

  Section 7.1. CONFIDENTIAL INFORMATION DEFINED. "Confidential Information" as used in this Employment Agreement shall mean any and all technical and non-technical information belonging to, or in the possession of, Employer or its officers, directors, Employees, affiliates, subsidiaries, clients, vendors, or Employees, including without limitation, patent, trade secret, and proprietary information; techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, source codes, object codes, software programs, software source documents, and formulae related to Employer's business or any other current, future and/or proposed business, product or service contemplated by Employer; and includes, without limitation, all information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing, manufacturing, customer lists, vendor lists, business forecasts, sales and merchandising, and marketing plans or similar information.

  Section 7.2 DISCLOSURES. Employee agrees that it shall, at no time during or after termination of this Employment Agreement, directly or indirectly make use of, disseminate, or in any way disclose Confidential Information to any person, firm or business, except to the extent necessary for performance of this employment Agreement. Employee agrees that it shall disclose Confidential Information only to Employer's other Employees who need to know such information and who have previously agreed to be bound by the terms and conditions of a substantially similar confidentiality provision and shall be liable for damages for the intentional or negligent disclosure of Confidential Information. Employee's obligations with respect to any portion of Confidential Information shall terminate only when Employee has documented to Employer that (a) such information was lawfully in the public domain at the time it was communicated to Employee by Employer; or (b) the communication was in response to a valid order by a court of competent jurisdiction or was necessary to establish the rights of Employer under this Employment Agreement.

                                 Article 8
                         Noncompetition Agreement

  Section 8.1. AGREEMENT NOT TO COMPETE. For one (1) year after Employee's employment with Employer terminates, Employee agrees not to directly or indirectly own, manage, control, or operate; serve as an officer, director, partner, or Employee of; have any direct or indirect financial interest in; or assist in any way; any person or entity that competes with any business conducted by Employer or any of Employer's affiliates or subsidiaries in any geographic region in which Employer conducts business.

  Section 8.2. COMPETITIVE BUSINESSES. For purposes of this Article 11, a competitive business shall be any person or entity which operates as a securities broker dealer whose primarily business is to provide its clients with the ability buy, sell, or trade securities via the internet or world wide web, or via some similar system, network, method, or service.

  Section 8.3. OWNERSHIP OF PUBLIC CORPORATION NO VIOLATION. Employee will not be considered to have violated this provision merely because Employee owns no more than twenty percent (20%) of the stock of any publicly held corporation.

                                Article 9
                                 Notices

  Any notice given under this Employment Agreement to either party shall be made in writing. Notices shall be deemed given when delivered by hand or when mailed by registered or certified mail, return receipt requested, postage prepaid, and addressed to the party at the address set forth below.


  Employee's address:      7385 Nautica Way
                           Lake Worth, FL 33467


  Employer's address:      5883 Lake Worth Road
                           Lake Worth, FL 33463

  Each party may designate a different address for receiving notices by giving written notice of the different address to the other party. The written notice of the different address will be deemed given when it is received by the other party.


                                 Article 10
                              Binding Agreement

  Section 10.1.  EMPLOYER'S SUCCESSORS.

  (a) The rights and obligations of Employer under this Employment Agreement shall inure to the benefit of and shall be binding in all respects upon the successors and assigns of Employer.

  (b) Employer shall require any direct or indirect successor (by purchase, merger, consolidation, or (otherwise) of all or substantially all of Employer's stock, business and/or assets to expressly agree to assume Employer's obligations under this Employment Agreement and perform them in the same manner and to the same extent as Employer would have been required to do if no succession had occurred. The agreement must be in a form and substance satisfactory to Employee.

   (c) If Employer fails to obtain such an agreement before the effective date of the succession, Employer's failure will be considered a breach of this Employment Agreement, and Employee shall be entitled to the greater of (i) one year's base salary in effect on the effective date of such succession. However, Employer's failure to obtain such agreement shall not affect-said successor's obligations pursuant to paragraph 10.1(a) above.

  Section 10.2. EMPLOYEE'S SUCCESSORS. This Employment Agreement shall inure to the benefit and be enforceable by and upon Employee's personal representatives, legatees, and heirs. If Employee dies while amounts are still owed, such amounts shall be paid to Employee's legatees or, if no such person or persons have been designated, to Employee's estate.

                                 Article 11
                                  Waivers

  The waiver by either party of a breach of any provision of this Employment Agreement shall not operate or be construed as a waiver of any subsequent breach.

                                 Article 12
                              Entire Agreement

  Section 12.1. NO OTHER AGREEMENTS. This instrument contains the entire agreement of the parties. The parties have not made any agreements or representations, oral or otherwise, express or implied, pertaining to the subject matter of this Employment Agreement other than those specifically included in this employment Agreement.

  Section 12.2. PRIOR AGREEMENTS. This Employment Agreement supersedes any prior agreements pertaining to or connected with or arising in any manner out of the employment of Employee by Employer. All such prior agreements are terminated and are of no force or effect whatsoever.

                               Article 13
                          Amendment of Agreement

  No change or modification of this Employment Agreement shall be valid unless it is in writing and signed by the party against whom the change or modification is sought to be enforced. No change or modification by Employer shall be effective unless it is approved by Employer's Board of Directors and signed by an officer specifically authorized to sign such documents.

                               Article 14
                        Severability of Provisions

  If any provision of this Employment Agreement is invalidated or held unenforceable, the invalidity or unenforceability of that provision or provisions shall be deemed modified or severed only to the minimum extent necessary to make said provision(s) valid and enforceable while maintaining the intent of said provision(s). No such modification shall affect the validity or enforceability of any other provision of this Employment Agreement.

                               Article 15
                        Assignment of Agreement

  Employer shall not assign this Employment Agreement without Employee's prior written consent, but failure to obtain such consent shall not affect-said assignee's obligations pursuant to paragraph 10.1(a) above, which consent shall not be unreasonably withheld.

                              Article 16
                Governing Law, Venue & Attorneys Fees

  All questions regarding the validity and interpretation of this Employment Agreement shall be governed by and construed and enforced in all respects in accordance with the laws of the State of Florida. Venue for any action arising in any manner out of the Employee's employment, this Employment Agreement, or any of the terms contained herein shall be the Federal and or State courts located in Palm Beach County, Florida, regardless of where this Employment Agreement is to be performed. In the event either party engages legal counsel to enforce any provision contained in this Employment Agreement, the prevailing party shall be entitled to all reasonable attorneys fees, investigative expenses, costs, and court costs, whether or not a suit is actually filed, but including all levels of appeal.

  IN WITNESS WHEREOF, the parties have executed this Employment Agreement in duplicate on the date and year first above written.


  EMPLOYEE:


  /s/ P. JASON LING
  ----------------------------------
  P. Jason Ling



  EMPLOYER:

  1st Internet Group, Inc.

  By:

  /s/ WILLIAM CORLEY
  -------------------------------

  Name:

  William Corley
  -----------------------------


  Title:

  CEO
  ----------------------------